Exhibit (25)(2)(k)(1)



           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

     THIS AGREEMENT is made as of _____________, 2010 by and between each of the entities listed on Appendix A attached hereto, as such Appendix A may be amended from time to time as provided herein (each a "FUND" and collectively the "FUNDS"), and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (formerly, PFPC Inc.), a Massachusetts corporation ("PNC"). Except where otherwise indicated by reference to a particular Fund, all defined terms used herein in the context of an individual Fund apply equally with respect to each Fund, as applicable. Any reference to the "Fund" shall be deemed to mean each Fund listed in Appendix A, as applicable. Capitalized terms not otherwise defined shall have the meanings set forth in Appendix B.

                                   BACKGROUND

     WHEREAS, PNC and Grosvenor Registered Multi-Strategy Master Fund, LLC (formerly, Columbia Management Multi-Strategy Hedge Fund, LLC), a Delaware limited liability company that is registered as a closed-end, diversified management investment company under the 1940 Act (hereafter, the "MASTER FUND"), are parties to an Administration, Accounting and Investor Services Agreement dated as of December 20, 2002, as amended on January 1, 2005, to be replaced with this Agreement;

     WHEREAS, some of the Funds listed in Appendix A are "feeder" funds in a master-feeder structure and invest substantially all of their assets in the Master Fund (either directly or through another feeder Fund); and

     WHEREAS, each Fund wishes to retain PNC to provide certain administration, accounting and investor services as provided herein, and PNC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. APPOINTMENT. Each Fund hereby appoints PNC to provide administration, accounting and investor services to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. Additional Funds may be added to this Agreement from time to time through either an executed amended Schedule A to this Agreement or the execution of an instrument of accession between such additional Fund and PNC whereby such additional Fund and PNC will agree to be bound by the terms of this Agreement (as it may be amended with respect to such Fund by such instrument of accession). The addition of a Fund to this Agreement will not affect the rights or obligations of any other Fund pursuant to the terms of this Agreement. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Funds or engaged by any other third party service provider to the Funds.


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2. INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PNC shall act only upon Proper Instructions.

     (b) PNC shall be entitled to rely upon any Proper Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement. PNC may assume that any Proper Instruction received hereunder is not in any way inconsistent with the provisions of a Fund's Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Governing Board or of the Fund's Members or shareholders ("SHAREHOLDERS"), as the case may be, unless and until PNC receives Proper Instructions to the contrary.

     (c) If the Fund and PNC agree that Proper Instructions may be delivered orally (in person or by telephone), the Fund agrees to forward to PNC written confirmation by an Authorized Person of any oral Proper Instructions by the close of business on the same day that such oral Proper Instructions are received. The fact that such confirmations are not received by PNC or differ from the oral Proper Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the oral Proper Instructions or PNC's ability to rely upon such oral Proper Instructions.

3. RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Proper Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or manager, as applicable, or PNC, at the option of PNC).

     (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Proper Instructions PNC receives from the Fund and the advice PNC receives from counsel, PNC may rely upon and follow the advice of counsel.

     (d) NO OBLIGATION TO SEEK ADVICE. Nothing in this SECTION 3 shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Proper Instructions, or (ii) to act in accordance with such directions or advice or Proper Instructions.

4. RECORDS; VISITS.

     (a) The books and records pertaining to the Funds which are in the possession or under the control of PNC, shall be the property of the Funds. The Funds and Authorized Persons shall have access to such books and records at all times during PNC's normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund's expense. Any such books or


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records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. For those Funds registered under the 1940 Act, PNC further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records that are required to be maintained under Rule 31a-1 of the 1940 Act.

     (b) PNC shall keep the following records:

          (i) all books and records with respect to each Fund's books of account; and

          (ii) records of each Fund's securities transactions.

PNC may house these records in a third party storage facility in compliance with Rule 31a-1 and 31a-2 of the 1940 Act.

5. CONFIDENTIALITY.

     (a) Each party shall keep confidential any information relating to the other party's business ("CONFIDENTIAL INFORMATION"). Confidential Information shall include:

          (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or PNC, their respective subsidiaries and affiliated companies;

          (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or PNC a competitive advantage over its competitors;

          (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

          (iv)  anything designated as confidential.

     (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

          (i) is already known to the receiving party at the time it is obtained;

          (ii) is or becomes publicly known or available through no wrongful act of the receiving party;


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          (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

          (iv) is released by the protected party to a third party without restriction;

          (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

          (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

          (vii) is Fund information provided by PNC in connection with an independent third party compliance or other review;

          (viii) is necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement; or

          (ix) has been or is independently developed or obtained by the receiving party.

     (c) Each party shall adopt and implement security procedures to protect from improper disclosure or use all Confidential Information, such procedures to be reasonably acceptable to the other party and in compliance with all applicable regulatory requirements.

     (d) The provisions of this SECTION 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. LIAISON WITH ACCOUNTANTS. PNC shall act as liaison with each Fund's independent public accountants and shall provide account analyses, fiscal year summaries, financial statements and accompanying footnotes, and other audit-related schedules with respect to such Fund. PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such independent public accountants for the expression of their opinion, as required by a Fund.

7. PNC SYSTEM. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Funds.

8. DISASTER RECOVERY.

     (a) PNC shall maintain throughout the term of this Agreement a disaster recovery plan (the "DISASTER RECOVERY PLAN") in compliance with all regulatory requirements, which


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Disaster Recovery Plan shall cover all the services provided under this
Agreement. For purposes of this Agreement, "Disaster" means any unplanned interruption of operations that materially affects the ability of PNC to provide services.

     (b) The Disaster Recovery Plan shall provide that, following the declaration of a Disaster, PNC is able to resume all services in accordance therewith utilizing a disaster recovery site, within the time periods specified in the Disaster Recovery Plan. The Fund may terminate this Agreement in accordance with Section 17 in the event that there is a Disaster and PNC is unable to provide the services in accordance with the Disaster Recovery Plan.

     (c) PNC shall, at a minimum, test the Disaster Recovery Plan by conducting one (1) test annually and shall provide the Fund with a description of the test results.

9. AUDITS OF PNC SYSTEMS AND FACILITIES. PNC shall, no more frequently than annually, during regular business hours, upon reasonable notice and at the Fund's expense, permit the Fund or its representatives to perform audits of the facilities, equipment, books and records (electronic or otherwise) and operational systems of PNC relating to the Fund or the servicing of the Fund pursuant to this Agreement to ensure PNC's compliance with the terms and conditions of this Agreement and applicable regulations and laws, including but not limited to PNC's policies relating to internal control and security, business resumption, continuity, recovery, and contingency plans.

10. COMPENSATION.

     (a) As compensation for services set forth herein that are rendered by PNC during the term of this Agreement, each Fund will pay to PNC a fee or fees as may be agreed to in writing by the Fund and PNC.

     (b) The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or manager, as applicable, or sponsor to the Funds in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or manager, as applicable, or sponsor or any affiliate of the Funds relating to this Agreement have been fully disclosed to each Fund's Governing Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Funds shall remain responsible for paying to PNC the fees set forth in the applicable fee letter that have accrued by the effective date of termination.

11. STANDARD OF CARE/LIMITATIONS OF LIABILITY.

     (a) Subject to the terms of this SECTION 11, PNC shall be liable to the Funds (or any person or entity claiming through the Funds) for damages only to the extent caused by PNC's


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own intentional misconduct, bad faith, gross negligence or reckless disregard with respect to its duties under this Agreement ("STANDARD OF CARE").

     (b) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Funds hereby acknowledge and agree that PNC shall not be liable for any losses or damages of any kind associated with any tax filings with which PNC has assisted in any way except to the extent such loss or damage is substantially due to PNC's failure to meet its Standard of Care hereunder; provided, however, that PNC shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PNC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PNC (or any similar service provider) is (or would be) responsible.

     (c) Notwithstanding anything in this Agreement to the contrary, each Fund shall be responsible for appointing its own Anti-Money Laundering Reporting Officer (if such appointment is required or voluntarily undertaken by the Fund) and under no circumstances shall PNC, its affiliates, or any their employees, officers or directors, be responsible or liable for a Fund's compliance with any anti-money laundering laws and regulations of any jurisdiction in which the Fund operates.

     (d) PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. To the extent that such circumstances render PNC unable to provide services under this Agreement, the Fund may terminate this Agreement in accordance with Sections 8 and 17.

     (e) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Proper Instructions or advice of counsel. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (f) Neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the other party or its affiliates.


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     (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (h) This SECTION 12 shall survive termination of this Agreement.

12. INDEMNIFICATION. Absent PNC's failure to meet its Standard of Care (defined in SECTION 11 above), each Fund agrees (severally but not jointly) to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund. This SECTION 12 shall survive termination of this Agreement.

13. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PNC will perform the following accounting services as required and applicable with respect to each Fund:

     (i)    Journalize investment, capital and income and expense activities;

     (ii) Verify investment instructions are properly authorized before directing cash flows, and confirm receipt of money at investment funds in accordance with PNC's written procedures;

     (iii)  Maintain individual ledgers for investment securities;

     (iv)   Maintain historical tax lots for each security;

     (v) Record and reconcile corporate action activity and all other capital changes;

     (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the investment adviser of the Master Fund (the "Adviser") with the beginning cash balance available for investment purposes.

     (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's confidential memorandum;

     (viii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

     (ix) Monitor the expense accruals and notify and officer of the Fund of any proposed adjustments;

     (x) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Proper Instructions;


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     (xi)   Calculate capital gains and losses;

     (xii)  Determine net income;

     (xiii) Obtain daily security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain the net asset value, or if the net asset value is unavailable, the net rate of return, directly from the underlying fund's adviser or general partner, or its delegatee, and in either case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PNC and acceptable to PNC;

     (xiv) Transmit or mail a copy of the monthly portfolio valuation of investment securities to the Adviser;

     (xv) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's Organizational Documents and Offering Documents;

     (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

     (xvii) Prepare annual reports and coordinate annual audit by Fund's auditor; and

     (xviii) Prepare a monthly financial statement, which will include the following items:

                    Schedule of Investments
                    Statement of Assets and Liabilities
                    Statement of Operations
                    Statement of Changes in Net Assets

14. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PNC will perform the following administration services as required and applicable with respect to each Fund:

     (i)    Prepare monthly security transaction listings;

     (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

     (iii) Prepare for execution and file the Fund's Federal Form 1065 and state tax returns (as may be agreed upon in writing between the Fund and PNC);

     (iv) Coordinate contractual relationships and communications between the Fund and its contractual service providers including auditors, tax professionals, and custodians, as applicable;


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     (v)    Prepare and file (or coordinate the filing of) the Fund's Annual and
            Semi-Annual Reports with the SEC on Form N-SAR;

     (vi) Prepare and coordinate the Fund's Annual and Semi-Annual Reports and coordinate printing and mailing of the reports;

     (vii) Copy the Governing Board on routine correspondence sent to Members (or Shareholders);

     (viii) Allocate income, expenses, gains and losses to individual Members' capital accounts, or calculate the net asset value of the Fund and the net asset value per share, as applicable, in accordance with the Fund's Offering Documents and Organizational Documents;

     (ix) Calculate the loss carryforward for Grosvenor Registered Multi-Strategy Fund (TI 1), LLC's ("TI 1") Members, capital account balances and prepare a schedule of management fee for monthly reconciliation of their accounts in accordance with TI 1's Organizational Documents and reallocate corresponding amounts from the applicable Members' accounts to the Adviser's account, if applicable; and

     (x) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PNC.

15. DESCRIPTION OF REGULATORY ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PNC will perform the following functions as required and applicable with respect to each Fund that is registered under the 1940 Act:

     (i) Prepare and coordinate with the Fund's counsel annual post-effective amendments to the Fund's registration statement, as needed, and coordinate with the Fund's financial printer to file such amendments with the SEC;

     (ii) Administratively assist in completing fidelity bond and directors' and officers'/errors and omissions insurance applications;

     (iii) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (iv) Draft agendas (with fund counsel making final selection of agenda items) and resolutions for four regular and one special Governing Board and five committee meetings and draft written consents of the Governing Board;

     (v) Coordinate the preparation, assembly and mailing of materials for four regular and one special Governing Board and five committee meetings;

     (vi) Attend four regular and one special Governing Board and five committee meetings and draft minutes thereof;


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     (vii)  Maintain the Fund's compliance calendar to assist the Fund with compliance with Securities Laws and SEC filing requirements and Governing Board approvals and Fund implementation deadlines;

     (viii) Administratively assist the Fund in the handling of SEC examinations and responses thereto;

     (ix) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

     (x) Maintain, in accordance with applicable Securities Laws, the Fund's Organizational Documents, agreements and prior meeting minutes to the extent provided by the Fund;

     (xi) Communicate significant regulatory developments to the Fund, the Board and the Fund's investment adviser on a periodic basis;

     (xii) Assist in preparing and coordinating the SEC filings required for tender offers and assist in preparing and coordinating the filing with the SEC of Form N-CSR, Form N-PX (provided the records are received in a format as agreed upon by the parties), fidelity bond filings and Form N-Q;

     (xiii) Prepare the notice and proxy statement for one Meeting of Members per year, as called by the Board from time to time;

     (xiv) Provide an informational memorandum on the requirements of Section 16 beneficial ownership reports upon request; and

     (xv)   Such other services as the parties agree upon in writing.

All regulatory services are subject to the review and approval of the Fund's counsel.

16. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PNC will perform the following investor services as required and applicable with respect to each
Fund:

     (i) Maintain the register of Members or Shareholders, as the case may be, and enter on such register all issues, transfers and repurchases of Interests in the Fund;

     (ii)   Coordinate the printing and mailing of periodic tender offers;

     (iii) Calculate the pro-rata tender amounts in the event a tender offer is oversubscribed;

     (iv) Mail to Partners annually any required Schedule K-1 as provided by the Fund's tax preparer;


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     (v)    Mail periodic tender offers;

     (vi) Mail to investors annually the mid-fiscal year unaudited financial statements and fiscal year end audited financial statements;

     (vii)  Confirm capital transactions to investors and/or distributors; and

     (viii) Provide statements of account and other notices as needed to investors as agreed upon in writing.

17. DURATION AND TERMINATION.

     (a) This Agreement shall continue until terminated by either party on sixty
(60) days' prior written notice to the other party.

     (b) In the event of termination, all reasonable costs and expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by PNC, will be borne by the Fund. PNC and the Fund will each use commercially reasonable efforts in cooperating with the other party, and any person succeeding to the obligations of either party hereunder, to facilitate the termination of this Agreement and any transitional activities necessitated thereby.

     (c) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "DEFAULTING PARTY"), the other party (the "NON-DEFAULTING PARTY") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PNC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

18. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser or the Fund's sponsor, the Fund's ability to terminate the Agreement pursuant to SECTION 17 will be suspended from the time of such agreement until one year after the Change of Control.

19. NOTICES. All notices and other communications, including Proper Instructions, shall be in writing or by confirming facsimile sending device or electronic delivery via e-mail. If notice is sent by confirming facsimile sending device or electronic delivery via e-mail, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven (7) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PNC,


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at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: General Counsel,
with a copy to PNC Global Investment Servicing (Europe) Limited, Riverside Two, Sir John Rogerson's Quay, Grand Canal Dock, Dublin 2, Ireland, Attention:
General Manager (or such other address(es) as PNC may inform the Fund in writing); (b) if to a Fund, at c/o Steven L. Suss, 225 High Ridge Road, CT2-212-01-02, Stamford, CT 06905; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by each party to this Agreement.

21. ASSIGNMENT; DELEGATION. This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign its rights and delegate its obligations hereunder to a party controlling, controlled by, or under common control with such party.

22. FACSIMILE SIGNATURES; COUNTERPARTS. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Funds or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Funds and PNC.

     (b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its Offering Documents or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised


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regulatory or other requirements that may become applicable with respect to the
Funds, unless the parties hereto expressly agree in writing to any such increase.

     (c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (d) INFORMATION. The Funds will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund including without limitation copies of its Organizational Documents and Offering Documents, and any supplements, updates or amendments thereto.

     (e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

     (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (g) PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (h) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Funds or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (i) NATURE OF FUND OBLIGATIONS. The obligations of each Fund to PNC hereunder shall be several and not joint. No Fund shall have the authority to act for or bind or waive the rights of any other Fund. Each Fund that is a signatory hereto agrees to the inclusion as a party hereto of another Fund that is consented to by PNC, and that executes an instrument of accession as set forth in Section 1 of this Agreement.

     (j) SEPARATE AGREEMENTS. This Agreement shall be interpreted to carry out the intent of the parties hereto that PNC is entering into a separate arrangement with each separate Fund.

     (k) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of

PNC's affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) each Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PNC GLOBAL INVESTMENT SERVICING
                                        (U.S.) INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        GROSVENOR REGISTERED MULTI-STRATEGY
                                        MASTER FUND LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        GROSVENOR REGISTERED MULTI-STRATEGY FUND
                                        (TI 1), LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        GROSVENOR REGISTERED MULTI-STRATEGY FUND
                                        (TI 2), LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        GROSVENOR REGISTERED MULTI-STRATEGY FUND
                                        (TE), LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                        GROSVENOR MULTI-STRATEGY OFFSHORE FUND,
                                        LTD.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                   APPENDIX A

NAME OF FUND                  TYPE OF FUND                            FORM/JURISDICTION OF FUND
---------------------------   -------------------------------------   ----------------------------------
GROSVENOR REGISTERED MULTI-   Closed-end, diversified registered      Delaware limited liability company
STRATEGY MASTER FUND LLC      investment company under the 1940 Act

GROSVENOR REGISTERED MULTI-   Closed-end, diversified registered      Delaware limited liability company
STRATEGY FUND (TI 1), LLC     investment company under the 1940 Act

GROSVENOR REGISTERED MULTI-   Closed-end, diversified registered      Delaware limited liability company
STRATEGY FUND (TI 2), LLC     investment company under the 1940 Act

GROSVENOR REGISTERED MULTI-   Closed-end, diversified registered      Delaware limited liability company
STRATEGY FUND (TE), LLC       investment company under the 1940 Act

GROSVENOR MULTI-STRATEGY      Cayman Islands exempt company           Cayman Islands exempt company
OFFSHORE FUND, LTD.

                                   APPENDIX A

                                   DEFINITIONS

As used in this Agreement:

     (a)  "1933 ACT" means the Securities Act of 1933, as amended.

     (b)  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

     (c)  "1940 ACT" means the Investment Company Act of 1940, as amended.

     (d) "AUTHORIZED PERSON" means any officer of a Fund and any other person duly authorized by a Fund in a manner reasonably satisfactory to PNC to give Proper Instructions (as defined below) on behalf of such Fund and in respect of whom PNC has not received written notice from the Fund that such authorization has been revoked. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (e) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

     (f) "GOVERNING BOARD" means, in the case of a Fund, the Fund's Directors or Board of Managers, as the case may be, and where duly authorized, a competent committee thereof.

     (g) "INTERESTS" mean the shares or units of beneficial interest of a Fund or any series or class of a Fund.

     (h) "MEMBER" shall have the same meaning given such term in a Fund's Limited Liability Company Agreement ("LLC AGREEMENT").

     (i) "OFFERING DOCUMENTS" mean, in the case of a Fund, the confidential offering memorandum, prospectus, private placement memorandum or other similar documents, as applicable, used by the Fund in connection with the offering of Interests in the Fund to investors, as amended or supplemented from time to time.

     (j) "ORGANIZATIONAL DOCUMENTS" mean, in the case of a Fund, the by-laws, LLC Agreement, memorandum of association, articles of association, trust deed, partnership or other documents constituting the Fund, as applicable, as amended or supplemented from time to time.

     (k) "PROPER INSTRUCTIONS" mean instructions (which may be standing instructions) received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person, in any of the following forms:

               i.   in writing signed by an Authorized Person; or

               ii. in communication utilizing access codes effected between electronic devices as may be agreed upon by the parties in writing from time to time;

               iii. by electronic mail, provided it is received (and opened by)
                    at least one PNC representative duly authorized by PNC to receive Proper Instructions from an Authorized Person on behalf of PNC with respect to the subject matter thereofor;

               iv. by such other means as may be agreed upon in writing from time to time, including, without limitation, orally, subject to the terms of this Agreement.

     (l) "REGISTRATION STATEMENT" means, with respect to a Fund, such Fund's most recently effective registration statement as filed with the SEC.

     (m)  "SEC" means the Securities and Exchange Commission.

     (n)  "SECURITIES LAWS" mean the 1933 Act, the 1934 Act and the 1940 Act.

                                                           Exhibit (25)(2)(k)(1)


                                __________, 2010

ENTITIES LISTED ON APPENDIX A
ATTACHED HERETO

     RE:  ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES FEES

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PNC Global Investment Servicing (U.S.) Inc. ("PNC") under the terms of an Administration, Accounting and Investor Services Agreement (the "Agreement") dated ________, 2010 between PNC and each of the entities listed on Appendix A attached hereto (each a "Fund" and collectively, the "Funds"), as such Agreement may be amended from time to time for services provided on behalf of the Funds. Pursuant to Paragraph 10 of the Agreement, and in consideration of the services to be provided to the Funds, the Funds will pay PNC an annual administration, accounting and investor services fee to be paid monthly as set forth below.

A.   ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES

     1.   ASSET BASED FEES:

          The following annual fee will be calculated based upon the Master Fund's beginning of the month net assets and paid monthly:

          .05% of the first $200 million of beginning of the month net assets;

          .04% of the next $200 million of beginning of the month net assets;
          and

          .03% of beginning of the month net assets in excess of $400 million.

     2.   MINIMUM MONTHLY FEE:

          The minimum monthly fee shall be $6,250 per month, per active Master Fund, exclusive of taxation services fees and out-of-pocket expenses.

     3.   MONTHLY FEEDER FEE:

          $750 per month, per active Feeder Fund, with fees being charged for each operating feeder fund.

     4.   MULTI-CLASS FEE:

          $1,000 per month, per class, with fees being charged for each class, if applicable.

     5.   TAXATION SERVICES FEES:

          (a) The fees for the completion and filing on Federal Form 1065, with the related K-1s and the return in the state in which the Fund is domiciled; plus $1,000 for each additional state or local return that is required are as follows:'

               $10,000 for Funds with one to 10 underlying investments;

               $12,500 for Funds with 10 to 20 underlying investments;

               $15,000 for Funds with 21 to 30 underlying investments;

               $17,500 for Funds with 31 to 40 underlying investments;

               $20,000 for Funds with 41 to 50 underlying investments;

               $22,500 for Funds with 51 to 60 underlying investments;

               $25,000 for Funds with 61 to 70 underlying investments.

               In addition, for any Fund that PNC is requested to sign as a paid preparer, a 20% premium per Fund will be added to the fees listed above.

               Fees quoted assume the use of the aggregate method of allocation of realized gains and losses. Should the Fund make a tax election under IRC Section 754, additional fees will be assessed.

          (b) $3,500 per Fund for the gathering and preparation of tax estimates if requested.

          (c) $3,500 per Fund for the calculation, completion, and filing of Federal Form 1042, Annual Withholding Tax Return for U.S. Source Income of Foreign Persons.

          (d) $7,500 per Fund for the calculation, completion, and filing of Federal Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations.

          (e) For Funds with greater than 100 investors, an additional fee per Fund will be as follows:

               $500 per Fund with 101 to 250 investors

               $1,000 per Fund with 251 to 1000 investors

               $2,500 per Fund with 1001 to 3000 investors

     6.   OUT-OF-POCKET EXPENSES:

          The Fund will reimburse PNC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, bank charges, conversion and deconversion costs, cost of access to PNC's data warehouse system, cost of using financial printer for automated financial statements and the edgarization and filing of various documents, cost of supplies utilized and reproduction costs incurred in connection with the preparation of board meeting materials, cost of independent 38a-1 compliance reviews, SAS 70 reporting costs (if applicable), costs to obtain independent security market quotes, travel expenses incurred for Board meeting attendance and multiple class fees, if applicable.

B.   REGULATORY ADMINISTRATION SERVICES

     1.   ASSET-BASED FEES:

          The following annual fee will be calculated based upon each Fund's beginning of the month net assets and paid monthly:

          .0125% of average net assets

     2.   MINIMUM MONTHLY FEE:

          $55,000 for each Master Fund excluding out-of-pocket expenses

     3.   BASE 38A-1 COMPLIANCE SUPPORT SERVICES FEES:

          $5,000 annually, per initial service line; and

          $2,500 annually for each additional service line beyond the first.

     4.   ELECTIVE-OTHER REGULATORY FILING SERVICES (N-CSR, N-Q, AND N-PX)

          (a)  Form N-CSR Filing Fee (Two filings per year)

               $1,000 per filing per registrant

          (b)  Form N-Q Filing Fee (Two filings per year)

First Portfolio                  Each Additional Portfolio
---------------                  -------------------------
$750 per filing per registrant   $375 per filing

          (c)  Form N-PX Filing Fees

               $500 per Registered Investment Company ("RIC") if portfolios have no voting securities

               $1,000 per RIC with 1-10 portfolios with voting securities

               $1,500 per RIC with greater than 10 portfolios with voting securities

C.   MISCELLANEOUS

          After the one year anniversary of the effective date of the Agreement, PNC may adjust the fees described in this letter once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the effective date of the Agreement absent such a prior adjustment).

               The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period, with the exception of the Taxation Services Fee.

               This letter agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                        Very truly yours,

                                        PNC GLOBAL INVESTMENT SERVICING
                                        (U.S.) INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Agreed and Accepted:

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 2), LLC


By:
    ---------------------------------
Title:
       ------------------------------


GROSVENOR REGISTERED MULTI-STRATEGY FUND (TE), LLC


By:
    ---------------------------------
Title:
       ------------------------------

GROSVENOR MULTI-STRATEGY OFFSHORE FUND, LTD.


By:
    ---------------------------------
Title:
       ------------------------------

                                   APPENDIX A

MASTER FUNDS

Grosvenor Registered Multi-Strategy Master Fund, LLC

FEEDER FUNDS

Grosvenor Registered Multi-Strategy Fund, (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

Grosvenor Registered Multi-Strategy Fund (TE), LLC

Grosvenor Multi-Strategy Offshore Fund, Ltd.